Exhibit 16.1

May 13, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE:	Marani Brands, Inc., f/k/a Fit for Business International, Inc.
Commission File No. 333-123176

We have read and agree with the statements under Item 4.01 of the Amended Form 8-K report dated May 13, 2008 regarding our Firm. We have no basis to agree or disagree with any other statements made under Item 4.01.

Regards,

/s/Mendoza Berger & Company, LLP
Mendoza Berger & Company, LLP